Exhibit (10)(x)(11)

TERMS AND CONDITIONS

2010 CASH-SETTLED STOCK UNIT AWARD

UNDER THE AMENDED AND RESTATED

NORTHERN TRUST CORPORATION 2002 STOCK PLAN

Your Stock Unit Award is subject to the provisions of the Amended and Restated Northern Trust Corporation 2002 Stock Plan (the “Plan”), the Stock Unit award notice (the “Award Notice”), and this Terms and Conditions document (“Terms and Conditions”). The Award Notice and these Terms and Condition constitute the “Stock Unit Agreement” as defined in the Plan. If there is any conflict between the information in the Stock Unit Agreement and the Plan, the Plan will govern. Capitalized terms not defined in the Stock Unit Agreement shall have the meanings assigned to them in the Plan.

1.	Grant. The Corporation hereby grants to the Participant an Award of Stock Units, as set forth in the Award Notice, subject to the terms and conditions of the Plan and the Stock Unit Agreement. A Stock Unit is the right, subject to the terms and conditions of the Plan and the Stock Unit Agreement, to receive a distribution of cash pursuant to Paragraph 8 of these Terms and Conditions.

2.	Stock Unit Account. The Corporation shall maintain an account (“Stock Unit Account”) on its books in the name of the Participant which shall reflect the number of Stock Units awarded to the Participant that the Participant is eligible to receive in distribution pursuant to Paragraph 8 of these Terms and Conditions.

3.	Dividend Equivalents. Upon the payment of any dividend on Common Stock occurring during the period preceding the distribution of the Participant’s Stock Unit award pursuant to Paragraph 8 of these Terms and Conditions, the Corporation shall promptly (and in any event no later than March 15 of the calendar year following the calendar year in which the dividend is declared) pay to the Participant an amount in cash equal in value to the dividends that the Participant would have received had the Participant been the actual owner of the number of shares of Common Stock represented by the Stock Units in the Participant’s Stock Unit Account on that date (“Dividend Equivalents”).

4.	Forfeiture. The Stock Units granted to the Participant pursuant to the Stock Unit Agreement shall be forfeited and revert to the Corporation if (a) the Participant violates any provision of Paragraph 9 of these Terms and Conditions, or (b) except as described in Paragraphs 5, 6, and 7 and of these Terms and Conditions, the Participant’s employment with the Corporation or any of its Subsidiaries terminates prior to the expiration of the Vesting Period described in Paragraph 5.

5.

Vesting. Subject to Paragraphs 4, 6, 7 and 9, the Participant shall become vested in the Stock Units upon the vesting dates specified, and in accordance with the vesting schedule set forth, in the Award Notice. If the Participant’s employment with the Corporation and its Subsidiaries terminates for any reason prior to the end of the period ending on the latest vesting date set forth in the Award Notice (“Vesting Period”), the Stock Units in the Participant’s Stock Unit Account that have not yet vested and do not become vested under Paragraph 6 or have not become vested under Paragraph 7, shall be forfeited and revert to the Corporation on such termination date, and the Corporation shall have no further obligation after such date to pay Dividend Equivalents pursuant to Paragraph 3 of these Terms and Conditions with respect to such forfeited Stock Units. The Corporation shall have no further obligation to the Participant under these Terms and Conditions following the Participant’s forfeiture of Stock Units.

6.	Prorated Vesting.

(a)	The Participant shall cease to participate in the Plan under these Terms and Conditions as of the date of the Participant’s death, Disability, Retirement or termination of employment, subject to the following:

(b)	If the Participant’s death, Retirement or Disability occurs prior to the end of the Vesting Period, or, if prior to the end of the Vesting Period, the Participant’s employment with the Corporation and its Subsidiaries is terminated under circumstances that entitle the Participant to severance benefits under the Northern Trust Corporation Severance Plan (the “Severance Plan”) and the Participant has timely executed and not revoked a settlement agreement, waiver and release under the Severance Plan (a “Release”), then, on such date of death, Retirement, Disability or termination of employment, the Participant shall have credited and be deemed vested in a pro-rated number of unvested Stock Units, determined by multiplying the number of the Participant’s Stock Units that were unvested immediately prior to the date of the Participant’s death, Retirement, Disability, or termination of employment and that would have become vested and distributable to the Participant if the Participant had participated in the Plan for the full Vesting Period, by a fraction, the numerator of which is the number of full calendar months of the Participant’s actual participation in the Plan under these Terms and Conditions during the Vesting Period, and the denominator of which is the number of full calendar months in the Vesting Period, in all cases as determined by the Committee or the Executive Vice President of Human Resources.

(c)

If, prior to the end of the Vesting Period, the Participant’s employment with the Corporation and its Subsidiaries terminates and (i) the Participant is a Management Group member on the date of the grant of the Stock Units, (ii) the Participant is 55 years or older on the date of such termination of employment, and (iii) the Participant does not violate any provision of Paragraph 9 of these Terms and Conditions during the Vesting Period, then, upon each remaining vesting date in the Vesting Period set forth in the Award Notice, the Participant shall have credited and be deemed vested in a pro-rated number of unvested Stock Units, determined by multiplying the number of Stock Units that would have become vested and distributable to the Participant on such vesting date if the Participant had participated in the Plan for the full Vesting Period, by a fraction, the numerator of which is the number of full calendar months of the Participant’s actual participation in the Plan under these Terms and Conditions during the Vesting Period, and the denominator of which is the number of full calendar months in the Vesting Period, in all cases as determined by the Committee or the Executive Vice President of Human Resources.

(d)	For purposes of these Terms and Conditions, “Retirement” means retirement occurring by reason of the Participant having qualified for a Normal, Early, or Postponed Retirement under The Northern Trust Company Pension Plan.

For purposes of these Terms and Conditions, “Disability” means a disability that continues for a period of six (6) months in accordance with The Northern Trust Company’s Managed Disability Program. For purposes of determining the date, if any, on which a Participant becomes vested under Paragraph 6(b) on account of Disability, the date of Disability shall be the last day of the six month period described in the preceding sentence.

7.	Vesting Upon a Change in Control. A Participant who is employed by the Corporation or any of its Subsidiaries upon the date of a Change in Control shall become 100% vested in his Stock Units upon the date of such Change in Control.

8.	Distribution.

(a)

In the case of Stock Units that become vested upon a vesting date within the Vesting Period pursuant to Paragraph 5 or Paragraph 6(c), such Stock Units shall be distributed on such vesting date, provided that such Stock Units shall be treated as distributed on such vesting date if they are distributed no later than the last day of the calendar year in which such vesting date occurs, or, if later, by the 15th day of the third calendar month after such vesting date occurs, subject to and in accordance with the provisions of Treasury Regulation Section 1.409A-3(d), including without limitation the requirement that the employee shall in no event have the right directly or indirectly to designate the taxable year of payment.

(b)	In the case of Stock Units that become vested prior to the expiration of the Vesting Period upon an individual’s Retirement, Disability or termination of employment in the circumstances described in Paragraph 6(b) (“distribution event”), with the number of unvested Stock Units that become vested on such distribution event determined in accordance with Paragraph 6 of these Terms and Conditions, distribution shall be made, as soon as practicable, but no later than 90 days, after such distribution event, subject to and in accordance with the provisions of, Treasury Regulation Section 1.409A-3(a), including without limitation the requirement that the employee shall in no event have the right directly or indirectly to designate the taxable year of payment, and subject to the provisions of Section 14(d) of the Plan. Notwithstanding anything herein to the contrary, a Participant shall in no event be eligible for a distribution on account of Retirement, Disability, or termination of employment unless the Participant incurs a “Separation from Service”, as defined in the Plan.

(c)

In the case of Stock Units that become vested prior to the expiration of the Vesting Period upon a Participant’s death pursuant to Paragraph 6(b), with the number of unvested Stock Units that become vested on death determined in accordance with Paragraph 6 of these Terms and Conditions, distribution shall be made to the Participant’s beneficiary as soon as practicable, but no later than 90 days, after the Participant’s death, subject to and in accordance with the provisions of Treasury Regulation Section 1.409A-3(a), including without limitation the requirement that the beneficiary shall in no event have the right directly or indirectly to designate the taxable year of payment. Such distribution shall be made to such beneficiary and in such proportions as the Participant may designate in writing, and in the absence of a designation, the Participant’s beneficiary shall be one of the following persons determined in the order provided below:

– The Participant’s spouse; if none, then,

– The Participant’s children (in equal amounts); if none, then,

– The Participant’s parents (in equal amounts); if none, then,

– The Participant’s brothers and sisters (in equal amounts); if none, then,

– The Participant’s estate.

In the event of the Participant’s death after the expiration of the Vesting Period but prior to full distribution of the Stock Units pursuant to these Terms and Conditions, the Participant’s Stock Units shall be distributed, within the period described in clause (a) above, to the Participant’s beneficiary determined in accordance with the foregoing provisions of this clause (c) of Paragraph 8.

(d)	In the case of Stock Units that become vested as a result of a Change in Control, the Participant shall not be entitled to a distribution of such Stock Units upon such Change in Control. Instead, any Stock Units that become vested as a result of a Change in Control shall be distributed only upon the date, or the occurrence of the event upon which, distribution would have been made in the absence of such Change in Control.

(e)	Stock Units shall be distributed only in cash so that, pursuant to Paragraph 1 of these Terms and Conditions and this Paragraph 8, a Participant shall be entitled to receive, for each vested Stock Unit in the Participant’s Stock Unit Account to be distributed, cash in an amount equal to the Fair Market Value of one share of Common Stock, determined based on the Fair Market Value of a share of Common Stock as of the applicable vesting date of such Stock Unit.

9.	Restricted Activity. Notwithstanding anything to the contrary in these Terms and Conditions, the Participant’s Stock Units (whether vested or unvested) shall be forfeited and the Corporation shall have no obligation to distribute the Stock Units to the Participant (or the Participant’s beneficiary) pursuant to Paragraph 8, or to pay any Dividend Equivalents pursuant to Paragraph 3, if the Participant, without the written consent of the Corporation:

(a)	at any time after the date of these Terms and Conditions, has divulged, directly or indirectly, or used, for the Participant’s own or another’s benefit, any Confidential Information; or

(b)	at any time after the date of these Terms and Conditions and through a period of twelve (12) months after the Participant ceases to be employed by the Corporation and its Subsidiaries for any reason, has Solicited, or assisted in the Solicitation of, any Client or Prospective Client; provided, however, this clause (b) shall not prohibit the Participant’s Solicitation of any Client or Prospective Client with whom he or she had a business relationship prior to the start of his or her employment with the Corporation and its Subsidiaries, provided no Confidential Information, directly or indirectly, is used in such Solicitation; or

(c)	at any time after the date of these Terms and Conditions and through a period of twelve (12) months after the Participant ceases to be employed by the Corporation and its Subsidiaries for any reason, has solicited, encouraged, advised, induced or caused any employee of the Corporation or any of its Subsidiaries to terminate his or her employment with the Corporation or any of its Subsidiaries, or provided any assistance, encouragement, information, or suggestion to any person or entity regarding the solicitation or hiring of any employee of the Corporation or any of its Subsidiaries;

If the Participant shall have so engaged in any such activity described in clauses (a), (b), or (c) above without the written consent of the Corporation, the Participant’s Stock Units (whether vested or unvested) shall be forfeited to the Corporation by notice in writing to the Participant within a reasonable period of time after the Corporation acquires knowledge of the Participant’s violation of this Paragraph 9. In addition, any failure by the Participant to comply with this Paragraph 9 shall entitle the Corporation, as determined by the Committee in its sole discretion, to rescind any exercise, payment or delivery with respect to any Stock Units occurring within twelve (12) months prior to, or at any time following, the date of the Participant’s termination of employment for any reason (including but not limited to termination of employment due to Retirement or Disability). Upon any such rescission, (1) the Participant shall immediately pay to the Corporation the amount of any gain realized or payment received, and (2) the Participant shall immediately forfeit to the Corporation any shares of the Corporation’s Common Stock received, in each case as a result of the rescinded exercise, payment or delivery with respect to any Stock Units, in such manner and on such terms and conditions as the Committee shall require, and the Corporation shall be entitled, as permitted by applicable law, to deduct from any amounts the Corporation owes the Participant from time to time the amount of any such gain realized or payment received. “Gain realized” shall be determined by the Committee in its sole discretion.

10. Adjustment. The Stock Units provided herein are subject to adjustment in accordance with the provisions of Section 11 of the Plan.

11. No Right to Employment. Nothing in the Plan or the Stock Unit Agreement shall be construed as creating any right in the Participant to continued employment or as altering or amending the existing terms and conditions of employment of the Participant except as otherwise specifically provided in the Stock Unit Agreement.

12. Nontransferability. No interest hereunder of the Participant is transferable except as provided in the Stock Unit Agreement.

13. Withholding/Delivery of Shares. All distributions hereunder are subject to withholding by the Corporation for all applicable federal, state or local taxes.

14. Administration. The Plan is administered by the Committee. The rights of the Participant hereunder are expressly subject to the terms and conditions of the Plan (including continued shareholder approval of the Plan), together with such guidelines as have been or may be adopted from time to time by the Committee. The Participant hereby acknowledges receipt of a copy of the Plan.

15. No Rights as Shareholder. Except as provided herein, the Participant will have no rights as a shareholder with respect to the Stock Units.

16. Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan, the Stock Unit Agreement or any guidelines shall be final. The Stock Unit Agreement shall be construed under the laws of the State of Illinois without regard to the conflict of law provisions of any state.

17. Sole Agreement. The Stock Unit Agreement, together with the Plan, is the entire Agreement between the parties hereto, all prior oral and written representations being merged herein. No amendment or modification of the terms of the Stock Unit Agreement shall be binding on either party unless reduced to writing and signed by the party to be bound. The Stock Unit Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors. Notwithstanding anything in the Stock Unit Agreement to the contrary, including without limitation the foregoing provisions of this Paragraph 17, in the event that the Committee determines that the Stock Unit Award, or the performance by the Corporation of any of its obligations under the Stock Unit Agreement, would violate any applicable law, the Stock Units shall be forfeited to the Corporation and cancelled, and the Corporation shall have no obligation to distribute the Stock Units to the Participant or the Participant’s Beneficiary or to pay any Dividend Equivalents.

18. Definitions. As provided above, capitalized terms not defined in the Stock Unit Agreement shall have the meanings assigned to them in the Plan. For purposes of the Stock Unit Agreement:

(a)	“Client” means any person or entity with which the Corporation, or any of its Subsidiaries, did business and with which the Participant had contact, or about which the Participant had access to Confidential Information, during the last twelve (12) months of his or her employment.

(b)

“Competitive Service or Product” means any service or product: (i) that is substantially similar to or competitive with any service or product that the Participant created or provided, or of which the Participant assisted in the creation or provision, during his or her employment by the Corporation or any of its Subsidiaries; or (ii) about which the Participant had access to Confidential

Information during his or her employment by the Corporation or any of its Subsidiaries.

(c)	“Confidential Information” means any trade secrets or other information, including, but not limited to, any client information (for example, client lists, information about client accounts, borrowings, and current or proposed transactions), any internal analysis of clients, marketing strategies, financial reports or projections, business or other plans, data, procedures, methods, computer data or system program or design, devices, lists, tools, or compilation, which relate to the present or planned business of the Corporation or any of its Subsidiaries and which has not been made generally known to the public by authorized representatives of the Corporation.

(d)	“Prospective Client” means any person or entity to which the Corporation, or any of its Subsidiaries, provided, or from which the Corporation, or any of its Subsidiaries received, a proposal, bid, or written inquiry (general advertising or promotional materials and mass mailings excepted) and with which the Participant had contact, or about which the Participant had access to Confidential Information, during the last twelve (12) months of his or her employment.

(e)	“Solicit” and “Solicitation” (with respect to Clients or Prospective Clients) mean directly or indirectly, and without the Corporation’s written authorization, to invite, encourage, request, or induce (or to assist another to invite, encourage, request or induce) any Client or Prospective Client of the Corporation, or any of its Subsidiaries, to: (i) surrender, redeem or terminate a product, service or relationship with the Corporation, or any of its Subsidiaries; (ii) obtain any Competitive Service or Product from the Participant or any third party; or (iii) transfer a product, service or relationship from the Corporation, or any of its Subsidiaries, to the Participant or any third party.